Exhibit 10.2

Execution Version

BOARD REPRESENTATION AND STANDSTILL AGREEMENT

THIS BOARD REPRESENTATION AND STANDSTILL AGREEMENT, dated as of April 8, 2015 (this “Agreement”), is entered into by and among Breitburn GP LLC, a Delaware limited liability company (the “General Partner”), Breitburn Energy Partners LP, a Delaware limited partnership (the “Partnership” and, together with the General Partner, the “Breitburn Entities”) and EIG Redwood Equity Aggregator, LP, a Delaware limited partnership (the “Purchaser”). The Breitburn Entities and the Purchaser are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Partnership Agreement (as defined below).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Series B Preferred Unit Purchase Agreement, dated as of March 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Purchase Agreement”), by and among the Partnership and the Purchaser, the Partnership has agreed to issue and sell Series B Preferred Units to the Purchaser;

WHEREAS, to induce the Parties to enter into the transactions evidenced by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”);

WHEREAS, concurrently with or prior to the Closing, the General Partner executed and delivered the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”);

WHEREAS, the Purchaser’s investment in the Partnership pursuant to the Purchase Agreement is expected to benefit the Partnership;

WHEREAS, the Purchaser will receive valuable consideration as a result of the investment in the Partnership pursuant to the Purchase Agreement;

WHEREAS, the board of directors of the General Partner (the “Board”), on behalf of the General Partner in its individual capacity and in its capacity as the general partner of the Partnership, has determined it to be in the best interests of the Partnership to provide the Purchaser with certain observation and designation rights in respect of the Board, pursuant to the terms of this Agreement; and

WHEREAS, the Purchaser believes it to be in its best interest to provide the Breitburn Entities with certain standstill rights, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.          Board Observation Rights.

(a)          During the period commencing upon the Closing and ending on the Board Rights Termination Date (as defined below), the Breitburn Entities shall grant the Purchaser the option and right, exercisable by the Purchaser’s delivering a written notice signed by the Purchaser of such appointment to the Breitburn Entities (the “Observer Notice”), to appoint a single representative, and an alternate to the representative (each, the “Board Observer”) to attend all meetings (including telephonic) of the Board and each committee of the Board (other than the Conflicts Committee) in an observer capacity. The Observer Notice shall be delivered to the Breitburn Entities prior to the Board Observer’s attendance at any meeting of the Board or any committee thereof. The Board Observer shall not constitute a member of the Board or any committee thereof and shall not be entitled to vote on, or consent to, any matters presented to the Board or any committee thereof. The initial Board Observer shall be Clayton Taylor, and his initial alternate shall be Richard K. Punches.

(b)          The Breitburn Entities shall (i) give the Board Observer written notice of each meeting or action taken by written consent at the same time and in the same manner as notice is given to the members of the Board, (ii) provide the Board Observer with copies of all written materials and other information (including copies of minutes of meetings or written consents of the Board and each committee of the Board (other than the Conflicts Committee) given to the members of the Board and each such committee in connection with such meetings or actions taken by written consent) at the same time such materials and information are furnished to such members of the Board and each such committee, and (iii) provide the Board Observer with the same right to attend (whether in person or by telephone or other means of electronic communication as solely determined by the Board Observer) such meetings as is given to a member of the Board or each such committee, as applicable. The Board Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and any committee of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex A (the “Confidentiality Agreement”). Purchaser shall be responsible for any breach by the Board Observer of the Confidentiality Agreement and for the breach by any Permitted Recipient (as defined in the Confidentiality Agreement) of their confidentiality obligations. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board, the Board’s chairman, or any Board committee chairman (as to the material or meeting of that committee) may exclude the Board Observer from access to any material or meeting or portion thereof.

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(c)          The rights of the Purchaser contained in this Section 1 and Section 2 shall immediately cease and terminate on the earlier of (i) the Series B Voting Termination Date (unless such Series B Voting Termination Date is solely the result of the conversion of Purchased Units (as defined in the Purchase Agreement) into Common Units pursuant to the Partnership Agreement) or (ii) on or after the initial conversion of Series B Preferred Units held by the Series B Purchasers pursuant to the Partnership Agreement, the date on which the Series B Purchasers no longer own (A) Common Units issued in respect of any such conversion or any prior conversion and (B) Series B Preferred Units on an as-converted basis (based on the Series B Conversion Ratio then in effect) that, together, are equal in number to seven-and-one-half percent (7.5%) or more of the total number of outstanding Common Units (counting for this purpose in the denominator used to calculate such percentage, all outstanding Series B Preferred Units as though they were outstanding Common Units based on the Series B Conversion Ratio then in effect), regardless of whether such failure to own such number of Common Units results from sales by the Series B Purchasers, dilution as the result of new issuances by the Partnership, or otherwise (such earlier date, the “Board Rights Termination Date”); provided that, notwithstanding the foregoing, under no circumstances shall the Board Rights Termination Date be deemed to have occurred so long as the Series B Purchasers continue to beneficially own, solely among the Series B Purchasers, the majority of the Series B Preferred Units issued on the Series B Original Issue Date plus a majority of the PIK Units, if any, paid with respect to the Series B Preferred Units issued on the Series B Original Issue Date. From and after the Board Rights Termination Date, the rights of the Purchaser in this Section 1 and Section 2 shall cease.

Section 2.          Board Designation Rights.

(a)          During the period commencing upon the Closing and ending on the Board Rights Termination Date, the Breitburn Entities shall grant the Purchaser the option and right, exercisable by the Purchaser’s delivering a written notice signed by the Purchaser, to designate one person to serve as a Director on the Board (the “Purchaser Designated Director”); provided, however, that such Purchaser Designated Director shall, in the reasonable judgment of the General Partner, (i) have the requisite skill and experience to serve as a director of a public company, (ii) not be prohibited from serving as a Director pursuant to any rule or regulation of the Commission or any National Securities Exchange on which the Partnership’s Common Units are listed or admitted to trading, and (iii) not be an employee or director of any Competitor (as defined below); and provided, further, that as a condition precedent to service on the Board, the Purchaser Designated Director shall deliver to the Board his or her written resignation from the Board that the Board or its chairman may, in the Board’s or the chairman’s sole discretion, accept and make effective at any time on or after the Board Rights Termination Date. For purposes of this Agreement, the term “Competitor” shall mean any person or entity that (a) is an operating company (and not a person or entity, the primary business purpose of which is to operate energy assets in the upstream energy sector; it being agreed that “Competitor” shall not include any company the primary business purpose of which is to provide financing directly or indirectly to unaffiliated entities, whether or not engaged in the upstream energy sector) and (b) engages in the upstream energy business or otherwise provides similar services or engages in a similar business as the Partnership. The Breitburn Entities shall take all actions necessary or advisable to effect the first sentence of this Section 2(a), including contemporaneously with or immediately following the Closing to increase the size of the Board by one Director and to appoint the Purchaser Designated Director as a Class III Director, to serve an initial term that expires no earlier than the annual meeting of the Unitholders to be held in 2017. The initial Purchaser Designated Director is Kurt Talbot. The Purchaser agrees upon the Partnership’s request to, and to cause the Purchaser Designated Director to, timely provide the Partnership with accurate and complete information relating to the Purchaser Designated Director as may be required to be disclosed by the Partnership under the Securities Exchange Act and the rules and regulations promulgated thereunder. The Purchaser further agrees to cause the Purchaser Designated Director to comply with the Section 16 filing obligations under the Securities Exchange Act. At each applicable election of Directors, the Board shall nominate the Purchaser Designated Director, which designee must meet the standards set forth above, as part of the slate of Directors nominated by the Board for election by the Unitholders and shall recommend that the Unitholders vote for the Purchaser Designated Director. Additionally, in the event of the resignation, death, or removal (for cause or otherwise) of the Purchaser Designated Director, the Purchaser shall have the right to designate the person to be appointed by the Board as the Purchaser Designated Director to fill the resulting vacancy (subject to such designee meeting the standards set forth above). Any action by the Purchaser to designate a Purchaser Designated Director shall be evidenced in writing furnished to the Breitburn Entities and shall be executed by the Purchaser. While serving as a Purchaser Designated Director, a Purchaser Designated Director shall be entitled to compensation commensurate with that of an independent member of the Board and reimbursed for reasonable expenses consistent with the General Partner’s policies applicable to other non-employee directors.

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(b)          The option and right to appoint a Board Observer or Purchaser Designated Director granted to the Purchaser by the Partnership under Section 1 and this Section 2, respectively, may not be transferred or assigned by the Purchaser, provided, however, that the Purchaser may assign all (but not less than all) of its rights under Section 1 and Section 2 to any of its Affiliates with the prior written consent of the Partnership, which consent shall not be unreasonably withheld, conditioned or delayed. Such a permitted assignee, upon and after such consent, shall be considered the Purchaser under this Agreement.

(c)          On the Board Rights Termination Date, the rights of the Purchaser under this Section 2, including the right to designate a Purchaser Designated Director, shall automatically terminate. In addition to the obligation in Section 2(a) of each Purchaser Designated Director to deliver the written resignation described therein, on and after the Board Rights Termination Date, the Purchaser agrees, promptly upon (and in any event within two (2) Business Days following) receipt of a written request from the Partnership, to cause the Purchaser Designated Director then serving as a member of the Board to resign from the Board effective immediately.

Section 3.          Limitation of Liability; Indemnification; Business Opportunities.

(a)          At all times while the Purchaser Designated Director is serving as a member of the Board, and following any such Purchaser Designated Director’s death, resignation, removal or other cessation as a director in such former Purchaser Designated Director’s capacity as a former director, the Purchaser Designated Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions, and (iii) all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board.

(b)          For the avoidance of doubt, the Board Observer shall have (i) no fiduciary duty to the Breitburn Entities or to any Limited Partner and (ii) no obligations to the Breitburn Entities under this Agreement, except as described in Section 1 of this Agreement, or to any Limited Partner.

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(c)          At all times while the Board Observer is serving in such capacity in accordance with Section 1 of this Agreement, such Board Observer, the Purchaser and its respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Breitburn Entities, and the Breitburn Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Breitburn Entities, shall not be deemed wrongful or improper. None of the Board Observer, the Purchaser or its respective Affiliates shall be obligated to present any investment opportunity to the Breitburn Entities even if such opportunity is of a character that the Breitburn Entities or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Board Observer, the Purchaser or its respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, the Board Observer shall be subject to, and comply with, the requirement to maintain confidential information pursuant to this Agreement.

(d)          The Breitburn Entities shall purchase and maintain (or reimburse the Purchaser Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of the Purchaser Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Purchaser Designated Director in connection with the Breitburn Entities’ activities or such Purchaser Designated Director’s activities on behalf of the Breitburn Entities, regardless of whether the Breitburn Entities would have the power to indemnify such Purchaser Designated Director against such liability under the provisions of the Partnership Agreement (as it may be amended from time to time) or the GP LLC Agreement (as it may be amended from time to time). Such D&O Insurance shall provide coverage commensurate with that of an independent member of the Board.

Section 4.          Purchaser’s Voting Obligations.

(a)          Purchaser agrees that, during the Voting Period, at any meeting of the Unitholders, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the Unitholders or in any other circumstances upon which a vote, consent or other approval of all or some of the Unitholders is sought solely with respect to the matters described in this Section 4. Purchaser shall vote (or cause to be voted) or execute (or cause to be executed) consents with respect to, as applicable, all of the Units owned (beneficially or of record) by the Series B Purchasers as of the applicable record date (i) in favor of (FOR) the election of the persons named in the Partnership’s proxy statement as the Board’s nominees for election as directors, and against any other nominees and (ii) in favor of (FOR) the adoption of or amendment to any equity-based compensation plans presented by the Board for Unitholder vote that is similar with respect to amount and types of awards for long-term incentive plans of publicly traded upstream oil and gas companies.

(b)          With respect to any vote of the Unitholders held during the Voting Period with respect to the matters set forth in Section 4(a), the Purchaser shall, and shall cause the other Series B Purchasers on any applicable record date to, appear at such meeting or otherwise cause all of the Units held by the Series B Purchasers to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 4 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.

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(c)           “Voting Period” means the period from and including the date of this Agreement through and including the annual meeting of Unitholders to elect Directors to the Board that is held in 2017 (including any adjournments and postponements thereof).

(d)          In addition, during the period commencing on the Closing and ending on the Board Rights Termination Date, with respect to any proposal to remove Breitburn GP LLC as the general partner of the Partnership, the Purchaser shall not, and shall cause its Affiliates not to, vote (or give consents for) a proportion of their Series B Preferred Units and Common Units in favor of removal that exceeds the proportion of (i) the Common Units (plus Series B Preferred Units counted on an as-converted basis consistent with Section 17.5(a) of the Partnership Agreement) voted in favor of such proposal by the Unitholders other than the Purchaser and its Affiliates as compared to (ii) all Common Units (plus Series B Preferred Units counted on an as-converted basis consistent with Section 17.5(a) of the Partnership Agreement) held by the Unitholders other than the Purchaser and its Affiliates.

Section 5.          Standstill.

(a)          During the period commencing on the Closing and ending on the Standstill Termination Date, the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)          engage in any hostile or takeover activities with respect to the Partnership or the General Partner (including by means of a tender offer or soliciting proxies or written consents, other than as recommended by the Board);

(ii)         acquire or propose to acquire beneficial ownership of additional Common Units, Series B Preferred Units or other Partnership Securities that in the aggregate, together with their beneficial ownership of any other Units, is equal to beneficial ownership of twenty percent (20%) or more of the voting power of the outstanding Common Units (taking into account the voting rights of the Series B Preferred Units on an as-converted basis), provided that, the foregoing shall not prohibit or apply to the receipt of any PIK Units as distributions on Series B Preferred Units pursuant to the Partnership Agreement, and such PIK Units shall not be taken into account for purposes of establishing compliance with the foregoing;

(iii)        acquire or propose to acquire securities of any Affiliates of the Partnership or, subject to Section 5(c)(v), any properties of the Partnership or any of its Affiliates;

(iv)         call a special meeting of the Unitholders; or

(v)          propose to remove Breitburn GP LLC as the general partner of the Partnership or, other than in accordance with Section 4(d) of this Agreement, vote to remove Breitburn GP LLC as the general partner of the Partnership.

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(b)          Specifically, during the period commencing on the Closing and ending on the Standstill Termination Date, without the prior written consent of the Board, the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)          acquire or propose to acquire beneficial ownership of additional Common Units, Series B Preferred Units or other Partnership Securities that in the aggregate, together with their beneficial ownership of any other Units, is equal to beneficial ownership of twenty percent (20%) or more of the voting power of the outstanding Common Units (taking into account the voting rights of the Series B Preferred Units on an as-converted basis) provided that, the foregoing shall not prohibit or apply to the receipt of any PIK Units as distributions on Series B Preferred Units pursuant to the Partnership Agreement, and such PIK Units shall not be taken into account for purposes of establishing compliance with the foregoing;

(ii)         acquire or propose to acquire securities of any Affiliates of the Partnership or, subject to Section 5(c)(v), any properties of the Partnership or any of its Affiliates;

(iii)        propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture, acquisition or similar transaction involving the Partnership or any of its Affiliates or their properties, except as permitted hereby;

(iv)         make or in any way participate in any “solicitation” of “proxies” (as such terms are used in Rule 14a-1 of Regulation 14A under the Securities Exchange Act) or written consents to vote, seek to influence, or advise others with respect to the voting of any voting securities of the Partnership or any of its Affiliates;

(v)          form, join or participate in a “group” (within the meaning of Section 13(d) of the Securities Exchange Act) with respect to any voting securities of the Partnership or any of its Affiliates;

(vi)         act to seek to control or influence the management, Board or policies of the Partnership, except through the Purchaser Designated Director or as permitted by Section 5(c) of this Agreement;

(vii)        propose to remove Breitburn GP LLC as the general partner of the Partnership or, other than in accordance with Section 4(d) of this Agreement, vote to remove Breitburn GP LLC as the general partner of the Partnership;

(viii)      publicly disclose any intent, plan or arrangement inconsistent with this Agreement; or

(ix)         advise, assist or encourage others in connection with the above.

(c)          Notwithstanding the foregoing provisions of this Section 5, the foregoing provisions shall not, and are not intended to:

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(i)          prohibit the Purchaser or its Affiliates from privately communicating with, including making any offer or proposal to, the Board;

(ii)         restrict in any manner how the Purchaser or its Affiliates vote their Common Units or Series B Preferred Units, except as provided in Section 2(a) and Section 4;

(iii)        restrict the manner in which the Purchaser Designated Director (A) may vote on any matter submitted to the Board or the Unitholders, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) may take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board;

(iv)         restrict the Purchaser or its Affiliates from selling or transferring any of their Partnership Securities to any Affiliate or successor of the Purchaser that agrees to be bound by the provisions contained in this Agreement;

(v)          prohibit portfolio companies that are Affiliates of the Purchaser from purchasing products or services or operating assets sold by the Partnership or its Affiliates in the ordinary course of business, provided that the aggregate purchase price of such products, services and operating assets in any transaction or series of related transactions is equal to or less than $25 million; or

(vi)         restrict the Purchaser or its Affiliates from receiving any PIK Units as distributions on Series B Preferred Units pursuant to the Partnership Agreement.

(d)          “Standstill Termination Date” means the earlier of (i) the first anniversary of the Board Rights Termination Date and (ii) the later of (A) the third anniversary of this Agreement or (B) the first anniversary of the date on which both the Purchaser Designated Director has resigned from the Board and the Purchaser has permanently waived and renounced the Purchaser’s Board observation rights and Board designation rights in Section 1 and Section 2 of this Agreement.

Section 6.             Miscellaneous.

(a)          Entire Agreement. This Agreement (including the documents and instruments referred to herein) is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by Breitburn Entities or any of their Affiliates or the Purchaser or any of its Affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)          Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given if delivered personally or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

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If to the Breitburn Parties:

Breitburn Energy Partners LP

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown, Executive Vice President, General Counsel and

Chief Administrative Officer

Email: gbrown@breitburn.com

and

Breitburn GP LLC

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown, Executive Vice-President, General Counsel and

Chief Administrative Officer

Email: gbrown@breitburn.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Shelley A. Barber

Email: sbarber@velaw.com

If to the Purchaser:

c/o EIG Management Company, LLC

1700 Pennsylvania Ave NW, Suite 800

Washington, DC 20006

Attention: Niranjan Ravindran, Senior Vice President

Telephone: (202) 600-3309

Email: wdc@eigpartners.com

with a copy to (which shall not constitute notice):

EIG Management Company, LLC

Three Allen Center

333 Clay Street, Suite 3500

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Houston, TX 77002

Attention: Clayton Taylor, Managing Director

Telephone: (713) 615-7423

Email: clay.taylor@eigpartners.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Richard Aftanas and John Pitts

Email: richard.aftanas@kirkland.com and john.pitts@kirkland.com

(c)          Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

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(d)          Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal processes and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)          No Waiver; Modifications in Writing.

(i)          Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

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(ii)         Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)          Binding Effect; Assignment; Termination. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but, subject to Section 2(b), will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties. This Agreement shall terminate on the later of the Board Rights Termination Date, the expiration of the Voting Period, and the Standstill Termination Date, except that the provisions of Section 6 shall survive any termination of this Agreement and except that no party to this Agreement shall be relieved or released from liability for damages arising out of a breach of this Agreement before such termination.

(i)          Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)          Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)          Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Pages Follow]

12

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

GENERAL PARTNER

BREITBURN GP LLC

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

PARTNERSHIP

BREITBURN ENERGY PARTNERS LP

By: Breitburn GP LLC, its general partner

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

PURCHASER:

EIG REDWOOD EQUITY AGGREGATOR, LP

By:	EIG Redwood Aggregator GP, LLC, its general partner

By:	EIG Asset Management, LLC, its sole member

By:	/s/ Clayton Taylor
Name:	Clayton Taylor
Title:	Managing Director

By:	/s/ Richard Punches
Name:	Richard Punches
Title:	Managing Director

Signature Page to Board Representation And Standstill Agreement

Annex A

FORM OF CONFIDENTIALITY AGREEMENT

[●], 20[●]

Breitburn GP LLC

Breitburn Energy Partners LP

515 S. Flower Street, Suite 4800

Los Angeles, California 90071

Attn:_________________

Dear Ladies and Gentlemen:

Pursuant to Section 1(b) of that certain Board Representation and Standstill Agreement, dated as of March [●], 2015 (the “Board Representation and Standstill Agreement”), by and among Breitburn GP LLC, a Delaware limited liability company (the “General Partner”), Breitburn Energy Partners LP, a Delaware limited partnership (the “Partnership” and, together with the General Partner, the “Breitburn Entities”), and EIG Redwood Equity Aggregator, LP, a Delaware limited partnership (the “Purchaser”), the Purchaser has exercised its right to appoint the undersigned as an [observer/alternate to an observer] (the “Board Observer”) to the board of directors of the General Partner (the “Board”), although the individual serving as the Board Observer may be changed from time to time pursuant to the terms of the Board Representation and Standstill Agreement and upon such other new individual’s signing a confidentiality agreement in substantially the form hereof. The Board Observer acknowledges that at the meetings of the Board and its committees and at other times, the Board Observer may be provided with and otherwise have access to non-public information concerning the Breitburn Entities and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Board Representation and Standstill Agreement. In consideration for and as a condition to the Breitburn Entities furnishing access to such information, the Board Observer hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):

1.          As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information concerning the Breitburn Entities and their Affiliates that may hereafter be disclosed to the Board Observer by the Breitburn Entities, their Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the Breitburn Entities, including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Breitburn Entities and their Affiliates that is non-public financial or other non-public information) provided to the Board Observer.

Annex A-1

2.          Except to the extent permitted by this Paragraph 2 or by Paragraph 3 or Paragraph 4 below, the Board Observer shall keep such Confidential Information strictly confidential; provided, that the Board Observer may share Confidential Information with any Series B Purchaser or such Series B Purchaser’s Affiliates and its and such Affiliates’ directors, officers, employees, advisory committee members, investment committee members, limited partners, investors and legal counsel (the “Permitted Recipients”) (it being understood that the Persons to whom such disclosure is made shall be subject to the terms of that Confidentiality Agreement between the Partnership and the Purchaser dated [●], 2015). The Board Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.

3.          The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by the Board Observer in violation of this Agreement or (b) in violation of a confidentiality obligation to the Breitburn Entities known to the Board Observer, (ii) is or becomes available to the Board Observer or the Purchaser on a non-confidential basis from a source not known to have an obligation of confidentiality to the Breitburn Entities, (iii) was already known to the Board Observer or the Purchaser at the time of disclosure, or (iv) is independently developed by the Board Observer or the Purchaser without reference to any Confidential Information disclosed to the Board Observer.

4.          In the event that the Board Observer is required or compelled by statute, rule, regulation, arbitral or judicial process or otherwise requested by any governmental authority to disclose the Confidential Information, the Board Observer shall use reasonable best efforts, to the extent permitted and practicable, to provide the Breitburn Entities with prompt prior written notice of such requirement so that the Breitburn Entities may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, the Board Observer is nonetheless legally required or compelled to disclose Confidential Information, the Board Observer may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled or requested to disclose.

5.          All Confidential Information disclosed by the Breitburn Entities or their Representatives to the Board Observer is and will remain the property of the Breitburn Entities, so long as such information remains Confidential Information.

6.          It is understood and acknowledged that neither the Breitburn Entities nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.

7.          It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Board Observer and that the Breitburn Entities shall be entitled to seek specific performance or any other appropriate form of equitable relief as a remedy for any such breach in addition to the remedies available to the Breitburn Entities at law.

8.          This Agreement is personal to the Board Observer, is not assignable by the Board Observer and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.

Annex A-2

9.          If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal processes and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

11.         This Agreement and all obligations herein will automatically expire two (2) years after the date the Board Observer ceases to act as Board Observer.

12.         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.

[Signature Page Follows]

Annex A-3

Very truly yours,

[ ]

Agreed to and Accepted, effective as of the

day of          , 20     :

[NAME OF OBSERVER/ALTERNATE]